Exhibit 99.1

IR Contact: Casey Stegman Office: 214-987-4212 Email: casey@stonegateinc.com

Quest Resource Holding Corporation Acquires

National Accounts of Southern Waste Systems

Frisco, TX – November 6, 2013

Quest Resource Management Group, LLC, a subsidiary of Quest Resource Holding Corporation (OTCQB:QRHC) (Quest), announced today that it has acquired certain assets of Southern Waste Systems, related to its national accounts program. Southern Waste Systems is a provider of municipal solid waste services throughout the state of Florida.

Quest’s Chief Executive Officer Brian Dick said, “We are delighted to bring these national accounts of Southern Waste Systems under Quest’s umbrella of companies and look forward to managing the 800 plus client locations. This marks one of the initial steps in our strategy to engage in strategically targeted acquisitions to expand Quest’s position as a leading provider of integrated sustainability and recycling solutions.”

About Quest Resource Holding Corporation

Quest provides effective programs for sustainability, recycling, and resource management. Through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc., Quest designs and manages the program’s execution and delivers the digital resource for content and data for a lower-waste lifestyle. Quest is dedicated to creating a more sustainable and profitable approach for its enterprise clients, and a multifaceted and inclusive medium for sustainability publishing. (OTCQB: QRHC)(www.QRHC.com)

About Quest Resource Management Group, LLC

Quest Resource Management Group, LLC (“QuestRMG”) is a full service environmental consulting and management company, headquartered in Frisco, Texas. Quest RMG supports the efforts of Fortune 500 companies to maximize profits and mitigate risks, while minimizing their ecological footprints. Quest RMG’s clients span numerous industry segments, including food services, hospitality, healthcare, manufacturing, construction, automotive aftermarket, and fleet industries. QuestRMG provides clients with comprehensive sustainability programs, innovative recycling solutions, and proven environmental protection. Quest prides itself in delivering targeted solutions exclusively tailored to the needs of each respective client. QuestRMG is a subsidiary under the Quest portfolio of companies (OTCQB: QRHC). (www.questrmg.com)

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include those regarding Quest’s strategy to engage in strategically targeted acquisitions to expand Quest’s position as a leading provider of integrated sustainability and recycling solutions. These statements reflect Quest’s current expectations, and Quest does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Quest’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the environmental services industry, the impact of the current economic environment, and other “Risk Factors” set forth in Quest’s most recent SEC filings.